UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                        _______________

                           FORM 8-A/A

       FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(b) OR (g) OF THE
                SECURITIES EXCHANGE ACT OF 1934


                    VARLEN CORPORATION
     (Exact name of registrant as specified in its charter)

          Delaware                           13-2651100
(State of incorporation)                  (IRS Employer
                                           Identification No.)

55 Shuman Boulevard
P.O. Box 3089
Naperville, Illinois                              60566-7089
(Address of principal executive offices)          (Zip Code)


      Registrant's telephone number, including area code:
                         (630)420-0400



Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class           Name of each exchange on which
to be so registered           each class is to be registered

None                          None

Securities to be registered pursuant to Section 12(g) of the Act:
Preferred Stock Purchase Rights
                        (Title of Class)

Item   1.     Description  of  Registrant's  Securities   to   be
Registered.

          On August 1, 1999, the Board of Directors of Varlen Corporation (the "Company") authorized an amendment (the "Amendment") to the Rights Agreement dated as of June 17, 1996, as amended (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent"). The purpose of the Amendment was to amend Sections 1 and 7 of the Rights Agreement and to add a new Section 35 to the Rights Agreement.

          Section 1 of the Rights Agreement was amended by adding the following new definitions immediately after the definition of Trading Day:

                    (ff)  "Merger Agreement" shall
               mean  the  Agreement  and  Plan  of
               Merger, dated as of August 1, 1999,
               by  and  among the Company,  Amsted
               Industries Incorporated, and  Track
               Acquisition  Incorporated,  as  the
               same  may be amended from  time  to
               time.

                    (gg)  "Transaction  Documents"
               shall mean the Merger Agreement and
               any   documents   incorporated   by
               reference    into    the     Merger
               Agreement,   as  said   Transaction
               Documents  or  any thereof  may  be
               amended from time to time.


          Section 7(a) of the Rights Agreement was amended by amending the definition of Expiration Date by deleting the word or immediately preceding clause (iii) thereof and by adding the following new phrase immediately following clause (iii) thereof or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement).


          A new Section 35 was added to the Rights Agreement which provides as follows:

               Section  35.  Exception For  Merger
               Agreement.    Notwithstanding   any
               provision of this Agreement to  the
               contrary,     (i)     neither     a
               Distribution  Date, Flip-In  Event,
               Flip-Over   Event   nor   a   Stock
               Acquisition Date shall be deemed to
               have  occurred, (ii) neither Amsted
               Industries  Incorporated  or  Track
               Acquisition Incorporated nor any of
               their affiliates shall be deemed to
               have  become  an Acquiring  Person,
               and  no holder of any Rights  shall
               be entitled to exercise such Rights
               under, or be entitled to any rights
               pursuant to, any of Sections  3(a),
               7(a),   11(a)   or   13   of   this
               Agreement, in any such case  solely
               by  reason  of  (a)  the  approval,
               execution   or  delivery   of   the
               Transaction   Documents   or    any
               amendments  thereof,  or  (b)   the
               performance or consummation of  any
               the  transactions  contemplated  by
               the   Transaction   Documents    in
               accordance  with the provisions  of
               the      Transaction     Documents,
               including the Merger (as defined in
               the Merger Agreement).


          The  text  of  the  Amendment  is  attached  hereto  as
Exhibit 1 and incorporated herein by reference. The foregoing description of the Amendment is qualified by reference to such exhibit.

Item 2.   Exhibits.

          1.   Amendment  No.  3 Rights Agreement,  dated  as  of
               August  1,  1999,  between Varlen Corporation  and
               Harris Trust and Savings Bank.

                           SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                              VARLEN CORPORATION


                              By:  /s/Richard A. Nunemaker
                              Name:  Richard A. Nunemaker
                              Title: Vice President, Finance and
                                     Chief Financial Officer


August 5, 1999